Herc Holdings Reports Record Full Year 2022 Results
and Announces 2023 Full Year Guidance

Fourth Quarter Highlights
–Equipment rental revenue increased 31.5% to a record $713.1 million
–Total revenues increased 36.0% to a record $786.0 million
–Net income increased 36.2% to $97.8 million, or $3.27 per diluted share
–Adjusted EBITDA grew 40.8% to a record $361.2 million and adjusted EBITDA margin expanded 160 basis points to 46.0%
–Repurchased approximately 510,000 shares of common stock

Full Year Highlights
–Equipment rental revenue increased 33.6% to a record $2,551.5 million
–Total revenues increased 32.1% to a record $2,738.8 million
–Net income increased 47.2% to $329.9 million, or $10.92 per diluted share
–Adjusted EBITDA increased 37.2% to a record $1,227.2 million and adjusted EBITDA margin expanded 160 basis points to 44.8%
–Repurchased approximately 1,050,000 shares of common stock
–Full year 2023 guidance announced at $1.45 billion to $1.55 billion for adjusted EBITDA and $1.0 billion to $1.2 billion for net rental equipment capital expenditures

Bonita Springs, Fla., February 14, 2023 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter and full year ended December 31, 2022. Equipment rental revenue was $713.1 million and total revenues were $786.0 million in the fourth quarter of 2022, compared to $542.4 million and $578.0 million, respectively, for the same period last year. In the fourth quarter of 2022, the Company reported net income of $97.8 million, or $3.27 per diluted share, an increase of 38.6% compared to $71.8 million, or $2.36 per diluted share, in the same 2021 period.
"From beginning to end, 2022 was an exceptionally strong year for us, with record performance across key financial metrics," said Larry Silber, president and chief executive officer. "Operating momentum and market share growth continued in every region driven by robust demand, improved pricing, strategic fleet investments, end market diversity, and greater branch-network efficiencies.

"Through the hard work of the last several years, we are better positioned than ever to capitalize on a variety of growth avenues, including local market penetration, increased rentals of higher-margin specialty equipment, and trends relating to the multi-year fiscal stimulus and re-shoring mega projects. As a market leader with a strong reputation, broad-based capabilities and service solutions, in 2023 we expect to continue to outpace industry expansion and capitalize on operating leverage while laying a foundation for long-term, profitable growth." Silber continued, "The impressive progress we're making is a direct result of the dedication and relentless execution of the entire Herc team. I want to thank them for their outstanding work and continuing commitment to our growth initiatives."

2022 Fourth Quarter Financial Results

•Total revenues increased 36.0% to $786.0 million compared to $578.0 million in the prior-year period. The year-over-year increase of $208.0 million primarily related to an increase in equipment rental revenue of $170.7 million, reflecting positive pricing of 6.6% and increased volume of 28.6%. Sales of rental equipment also increased by $35.2 million during the period.

•Dollar utilization decreased to 43.5% compared to 44.6% in the prior-year period primarily due to mix of equipment on rent.

•Direct operating expenses of $276.7 million increased 26.2% compared to the prior-year period. The $57.5 million increase was primarily related to strong rental activity and increases in payroll and related expenses associated with additional headcount, in addition to higher maintenance, fuel prices and facilities expenses.

•Depreciation of rental equipment increased 29.0%, or $33.0 million, to $146.8 million due to higher year-over-year average fleet size. Non-rental depreciation and amortization increased 35.4%, or $6.8 million, to $26.0 million primarily due to amortization of acquisition intangible assets.

•Selling, general and administrative expenses increased 24.9% to $112.2 million compared to $89.8 million in the prior-year period. The $22.4 million increase was primarily due to increases in selling expenses, including commissions and other variable compensation increases, general payroll and benefits and travel expense.

•Interest expense increased to $41.3 million compared with $22.5 million in the prior-year period due to increased balances and interest rates on the ABL Credit Facility and AR Facility.

•Net income was $97.8 million compared to $71.8 million in the prior-year period. Adjusted net income increased 37.2% to $102.8 million, or $3.44 per diluted share, compared to $74.9 million, or $2.46 per diluted share, in the prior-year period. The effective tax rate was 26.6% compared to 21.4% in the prior-year period.

•Adjusted EBITDA increased 40.8% to $361.2 million compared to $256.5 million in the prior-year period, while adjusted EBITDA margin increased 160 basis points to 46.0% compared to 44.4% in the prior-year period.

2022 Full Year Financial Results

•Total revenues increased 32.1% to $2,738.8 million compared to $2,073.1 million in the prior-year period. The year-over-year increase of $665.7 million was related to an increase in equipment rental revenue of $641.1 million, reflecting positive pricing of 5.8% and increased volume of 31.8%. Sales of rental equipment also increased by $12.6 million during the period.

•Dollar utilization increased to a record 43.3% compared to 43.0% in the prior-year period primarily due to increased volume and rate.

•Direct operating expenses of $1,027.7 million increased 31.4% compared to the prior-year period. The $245.4 million increase was primarily due to strong rental activity and increases in payroll and related expenses associated with additional headcount, in addition to increases in maintenance, fuel prices, facilities, delivery and freight, and re-rent expenses related to the corresponding increase in re-rent revenue.

•Depreciation of rental equipment increased 27.4%, or $115.2 million, to $535.9 million during 2022 due to higher year-over-year average fleet size. Non-rental depreciation and amortization increased 39.6%, or $26.9 million, to $94.9 million primarily due to amortization of acquisition intangible assets.

•Selling, general and administrative expenses increased 31.9% to $410.1 million compared to $310.8 million in the prior-year period. The $99.3 million increase was primarily due to increases in selling expenses, including commissions and other variable compensation, general payroll and benefits and travel expense.

•Interest expense increased to $122.0 million compared with $86.3 million in the prior-year period due to increased balances and interest rates on the ABL Credit Facility and AR Facility.

•Net income was $329.9 million compared to $224.1 million in the prior-year period. Adjusted net income increased 48.8% to $340.2 million, or $11.26 per diluted share, compared to $228.6 million, or $7.52 per diluted share, in the prior-year period. The effective tax rate was 23.9% compared to 22.8% in the prior-year period.

•Adjusted EBITDA increased 37.2% to $1,227.2 million compared to $894.7 million in the prior-year period, while adjusted EBITDA margin increased 160 basis points to 44.8% compared to 43.2% in the prior-year period.

Rental Fleet

Net rental equipment capital expenditures were as follows (in millions):

	Year Ended December 31,
	2022	2021
Rental equipment expenditures	$1,168.5	$593.8
Proceeds from disposal of rental equipment	(121.1)	(106.9)
Net rental equipment capital expenditures	$1,047.4	$486.9
•As of December 31, 2022, the Company's total fleet was approximately $5.6 billion at OEC.

•Average fleet at OEC in the fourth quarter increased year-over-year by 31.1% compared to the prior-year period and increased by 30.5% for the full year.

•Average fleet age was 48 months as of December 31, 2022, compared to 49 months in the comparable prior-year period.

Disciplined Capital Management

•The Company acquired 18 companies with a total of 29 locations and opened 21 new greenfield locations in 2022.

•Net debt was $2.9 billion as of December 31, 2022, with net leverage of 2.4x compared to 2.1x in the same prior-year period. Cash and cash equivalents and unused commitments under the ABL Credit Facility contributed to $1.6 billion of liquidity as of December 31, 2022.

•The Company declared its quarterly dividend of $0.6325 payable to shareholders of record as of February 22, 2023, with a payment date of March 9, 2023.

•The Company acquired approximately 1,050,000 shares of its common stock for $115.2 million during 2022. As of December 31, 2022, the approximate dollar value that remains available under the share repurchase program is $280.6 million.

Outlook for 2023

The Company is announcing its full year 2023 adjusted EBITDA guidance range and net rental capital expenditures guidance. The guidance range for the full year 2023 adjusted EBITDA reflects an increase of 18% to 26% compared to full year 2022 results.

Adjusted EBITDA:	$1.45 billion to $1.55 billion
Net rental equipment capital expenditures:	$1.0 billion to $1.2 billion

Mr. Silber added, "As a leader in an industry where scale matters, we expect to continue to gain share by capturing an outsized position of the forecasted higher construction spending in 2023 by investing in our fleet, capitalizing on strategic acquisitions and greenfield opportunities, and cross-selling our diversified product portfolio."

Earnings Call and Webcast Information

Herc Holdings' fourth quarter 2022 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-888-660-6011 and international participants should call the country specific dial in numbers listed at https://events.q4irportal.com/custom/access/2324/, using the access code: 7812157. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the Company website at IR.HercRentals.com, where it will be archived for 12 months after the call.

About Herc Holdings Inc.

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with 356 locations in North America. With over 57 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction and lighting. Our equipment rental business is supported by ProSolutions®, our industry-specific solutions-based services, which includes power generation, climate control, remediation and restoration, pumps, trench shoring, and studio and production equipment, and our ProContractor professional grade tools. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 6,600 employees who equip our customers and communities to build a brighter future. Herc Holdings’ 2022 total revenues were approximately $2.7 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.

Certain Additional Information

In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue (excluding re-rent, delivery, pick-up and other ancillary revenue) by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).

•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements as that term is defined by the federal securities laws, including statements concerning our business plans and strategy, projected profitability, performance or cash flows, future capital expenditures, our growth strategy, including our ability to grow organically and through M&A, anticipated financing needs, business trends, the impact of and our response to COVID-19, our capital allocation strategy, liquidity and capital management, and other information that is not historical information. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "looks," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and, there can be no assurance that our current expectations will be achieved. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.
Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share and free cash flow. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.
(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues:
Equipment rental	$713.1	$542.4	$2,551.5	$1,910.4
Sales of rental equipment	57.2	22.0	125.7	113.1
Sales of new equipment, parts and supplies	8.7	7.6	35.8	30.1
Service and other revenue	7.0	6.0	25.8	19.5
Total revenues	786.0	578.0	2,738.8	2,073.1
Expenses:
Direct operating	276.7	219.2	1,027.7	782.3
Depreciation of rental equipment	146.8	113.8	535.9	420.7
Cost of sales of rental equipment	40.0	16.5	88.8	93.3
Cost of sales of new equipment, parts and supplies	5.3	4.7	22.3	20.3
Selling, general and administrative	112.2	89.8	410.1	310.8
Impairment	2.3	2.8	3.5	3.2
Non-rental depreciation and amortization	26.0	19.2	94.9	68.0
Interest expense, net	41.3	22.5	122.0	86.3
Other (income) expense, net	2.2	(1.9)	0.2	(2.2)
Total expenses	652.8	486.6	2,305.4	1,782.7
Income before income taxes	133.2	91.4	433.4	290.4
Income tax provision	(35.4)	(19.6)	(103.5)	(66.3)
Net income	$97.8	$71.8	$329.9	$224.1
Weighted average shares outstanding:
Basic	29.4	29.7	29.6	29.6
Diluted	29.9	30.4	30.2	30.4
Earnings per share:
Basic	$3.33	$2.42	$11.15	$7.57
Diluted	$3.27	$2.36	$10.92	$7.37

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$53.5	$35.1
Receivables, net of allowances	522.5	388.1
Other current assets	67.5	46.5
Total current assets	643.5	469.7
Rental equipment, net	3,485.2	2,665.3
Property and equipment, net	391.9	308.4
Right-of-use lease assets	552.0	413.7
Goodwill and intangible assets, net	850.1	620.2
Other long-term assets	34.1	13.1
Total assets	$5,956.8	$4,490.4

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$16.1	$15.2
Current maturities of operating lease liabilities	41.9	38.7
Accounts payable	318.3	280.6
Accrued liabilities	227.7	195.4
Total current liabilities	604.0	529.9
Long-term debt, net	2,921.9	1,916.1
Financing obligations, net	107.8	111.2
Operating lease liabilities	527.7	387.4
Deferred tax liabilities	646.5	536.8
Other long term liabilities	40.2	32.1
Total liabilities	4,848.1	3,513.5
Total equity	1,108.7	976.9
Total liabilities and equity	$5,956.8	$4,490.4

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income	$329.9	$224.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of rental equipment	535.9	420.7
Depreciation of property and equipment	63.5	55.6
Amortization of intangible assets	31.4	12.4
Amortization of deferred debt and financing obligations costs	3.3	3.2
Stock-based compensation charges	27.1	23.3
Impairment	3.5	3.2
Provision for receivables allowances	52.3	28.9
Deferred taxes	83.8	53.4
Gain on sale of rental equipment	(36.9)	(19.8)
Other	2.8	1.9
Changes in assets and liabilities:
Receivables	(171.9)	(92.7)
Other assets	(15.7)	(9.4)
Accounts payable	(22.4)	22.9
Accrued liabilities and other long-term liabilities	30.1	16.3
Net cash provided by operating activities	916.7	744.0
Cash flows from investing activities:
Rental equipment expenditures	(1,168.5)	(593.8)
Proceeds from disposal of rental equipment	121.1	106.9
Non-rental capital expenditures	(103.7)	(48.0)
Proceeds from disposal of property and equipment	7.5	4.6
Acquisitions, net of cash acquired	(515.2)	(431.0)
Other investing activities	(23.0)	—
Net cash used in investing activities	(1,681.8)	(961.3)
Cash flows from financing activities:
Proceeds from revolving lines of credit and securitization	2,617.8	1,131.6
Repayments on revolving lines of credit and securitization	(1,616.2)	(880.0)
Principal payments under finance lease and financing obligations	(14.9)	(12.9)
Dividends paid	(68.1)	(14.8)
Repurchase of common stock	(115.2)	—
Other financing activities, net	(19.3)	(4.3)
Net cash provided by financing activities	784.1	219.6
Effect of foreign exchange rate changes on cash and cash equivalents	(0.6)	(0.2)
Net change in cash and cash equivalents during the period	18.4	2.1
Cash and cash equivalents at beginning of period	35.1	33.0
Cash and cash equivalents at end of period	$53.5	$35.1

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income	$97.8	$71.8	$329.9	$224.1
Income tax provision	35.4	19.6	103.5	66.3
Interest expense, net	41.3	22.5	122.0	86.3
Depreciation of rental equipment	146.8	113.8	535.9	420.7
Non-rental depreciation and amortization	26.0	19.2	94.9	68.0
EBITDA	347.3	246.9	1,186.2	865.4
Non-cash stock-based compensation charges	7.2	5.4	27.1	23.3
Impairment	2.3	2.8	3.5	3.2
Merger and acquisition related costs	1.4	1.3	7.3	2.4
Other(1)	3.0	0.1	3.1	0.4
Adjusted EBITDA	$361.2	$256.5	$1,227.2	$894.7

Total revenues	$786.0	$578.0	$2,738.8	$2,073.1
Adjusted EBITDA	$361.2	$256.5	$1,227.2	$894.7
Adjusted EBITDA margin	46.0%	44.4%	44.8%	43.2%
(1) Pension settlement and spin-off costs are included in Other.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share - Adjusted Net Income represents the sum of net income (loss), restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, merger and acquisition-related costs, gain (loss) on the disposal of a business and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income	$97.8	$71.8	$329.9	$224.1
Impairment	2.3	2.8	3.5	3.2
Merger and acquisition related costs	1.4	1.3	7.3	2.4
Other(1)	3.0	0.1	3.1	0.4
Tax impact of adjustments(2)	(1.7)	(1.1)	(3.6)	(1.5)
Adjusted net income	$102.8	$74.9	$340.2	$228.6

Diluted shares outstanding	29.9	30.4	30.2	30.4

Adjusted earnings per diluted share	$3.44	$2.46	$11.26	$7.52
(1) Pension settlement and spin-off costs are included in Other.
(2) The tax rate applied for adjustments is 25.7% and reflects the statutory rates in the applicable entities.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt, fund potential acquisitions and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Twelve Months Ended December 31,
	2022	2021
Net cash provided by operating activities	$916.7	$744.0

Rental equipment expenditures	(1,168.5)	(593.8)
Proceeds from disposal of rental equipment	121.1	106.9
Net rental equipment expenditures	(1,047.4)	(486.9)

Non-rental capital expenditures	(103.7)	(48.0)
Proceeds from disposal of property and equipment	7.5	4.6
Other	(23.0)	—
Free cash flow	$(249.9)	$213.7

Acquisitions, net of cash acquired	(515.2)	(431.0)
Increase in net debt, excluding financing activities	$(765.1)	$(217.3)